Exhibit 99.1

Chart Industries completes AirSep Corporation acquisition

CLEVELAND, August 30, 2012 (GLOBE NEWSWIRE) – Chart Industries, Inc. (Nasdaq: GTLS), announced today that it has completed its previously reported acquisition of AirSep Corporation (“AirSep”). The finalization of the transaction follows early termination of the Hart-Scott-Rodino (“HSR”) waiting period and the satisfaction of other closing conditions.

Steve Shaw, President of Chart’s BioMedical Group, commented, “We are pleased that the closing process is now complete and we can officially welcome the AirSep team to Chart. It is very exciting to bring together a more complete set of products and services that meet our customers’ needs.”

Sam Thomas, Chairman, CEO and President of Chart Industries, noted, “This acquisition is the largest in Chart’s recent history and represents a significant step forward for our BioMedical Group, complementing our ongoing investments in the energy sector.”

An update to Chart’s full year earnings guidance, including AirSep, will be provided with the next quarterly earnings announcement.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning Chart’s plans, objectives, future revenues, business trends, and other information that is not historical in nature. These statements are made based on management’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include Chart’s ability to successfully integrate AirSep’s business and achieve anticipated revenue, earnings and accretion; the cyclicality of the markets that Chart serves and the vulnerability of those markets to economic downturns; a delay or reduction in customer purchases; competition; and loss of key employees. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K .

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information on Chart visit: http://www.chartindustries.com.

AirSep Corporation is a premier manufacturer of PSA oxygen generating systems for medical and industrial applications. The company’s two divisions meet a wide variety of respiratory and commercial needs in more than 100 countries. For more information on AirSep visit: http://www.airsep.com.

For more information, click here: http://ir.chartindustries.com/, or

CONTACT:

Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer

216-626-1216

Michael.Biehl@chartindustries.com

Ken Webster, Vice President, Chief Accounting Officer and Controller

216-626-1216

Ken.Webster@chartindustries.com